THIS SUBORDINATED LOAN AGREEMENT AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THE SUBORDINATION AGREEMENT (AS DEFINED HEREIN) AND THE RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS OF THE PARTIES HERETO SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SUBORDINATED LOAN AGREEMENT

THIS SUBORDINATED LOAN AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) dated as of June 6, 2017 (the “Effective Date”) among BIOTEST PHARMACEUTICALS CORPORATION, a Delaware corporation with an office located at 5800 Park of Commerce Blvd. NW, Boca Raton, Florida 33487 (“Biotest”), as lender (in such capacity, “Lender”), ADMA BIOMANUFACTURING, LLC, a Delaware limited liability company (“Borrower”) with an office located at 5800 Park of Commerce Blvd. NW, Boca Raton, Florida 33487 and ADMA BIOLOGICS, INC., a Delaware corporation (“ADMA”) with an office located at 5800 Park of Commerce Blvd. NW, Boca Raton, Florida 33487, provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

1.1           Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

2.	LOANS AND TERMS OF PAYMENT

2.1           Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of the Term Loan (as defined below) advanced to Borrower by Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement and the Subordination Agreement.

2.2	Term Loan.

(a)             Availability. Subject to the terms and conditions of this Agreement, Lender agrees to make a term loan to Borrower on the Effective Date in an aggregate amount of Fifteen Million Dollars ($15,000,000.00) (the “Term Loan”). After repayment, the Term Loan may not be re-borrowed.

(b)            Repayment. Borrower shall make semi-annual payments of interest in accordance with Section 2.3 commencing on the first (1st) Payment Date to occur following the Effective Date, and continuing on each Payment Date thereafter through and including the Payment Date immediately preceding the Maturity Date. All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c)	Mandatory Prepayments.

(i)                  If the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lender, an amount equal to the sum of: (x) the outstanding principal of the Term Loan to be prepaid plus accrued and unpaid interest thereon through the prepayment date, plus (y) all other Obligations that are due and payable, including interest at the Default Rate with respect to any past due amounts.

(ii)                If (A) the Borrower conveys, sells, transfers or otherwise disposes of all or substantially all of the assets of the Biotest Therapy BU to an entity that is not a member of the Group, (B) ADMA or one of its subsidiaries conveys, sells, transfers or otherwise disposes of all of the equity interests in Borrower to an entity that is not a member of the Group, (C) ADMA or one of its subsidiaries engage in a merger or in a sale of equity resulting in the Borrower ceasing to be a direct or indirect Subsidiary of ADMA, or (D) ADMA engages in a Liquidation Event (as defined in the Stockholders Agreement) that occurs other than as the direct result of action taken by Biotest to acquire additional equity interests in ADMA (such an event described in this clause (D), an “ADMA Change of Control Event”), then Borrower shall immediately pay to Lender, upon such disposal, an amount equal to the sum of: (x) the outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, plus (y) all other Obligations that are due and payable.

(d)                Permitted Prepayment of Term Loan. Borrower may prepay the Term Loan in whole at any time or from time to time in part without premium or penalty. On the date of such prepayment, Borrower shall pay to Lender an amount equal to the sum of (A) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, plus (B) all other Obligations that are due and payable, including interest at the Default Rate with respect to any past due amounts.

2.3	Payment of Interest on the Term Loan.

(a)                 Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a rate of 6.00% per annum, which interest shall be payable in arrears in accordance with Section 2.2(b) and Section 2.3(d). Interest shall accrue on the Term Loan commencing on, and including, the Effective Date, and shall accrue on the principal amount outstanding under the Term Loan through and including the day on which the Term Loan is paid in full.

(b)                Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c)                 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year, and the actual number of days elapsed.

(d)                Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to Lender at Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable semi-annually on each Payment Date. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and interest shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4	Taxes.

(a)                 Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower or Lender, as applicable) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender, timely reimburse Lender for the payment of Other Taxes.

(b)                Indemnification by Borrower. Borrower shall indemnify Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(c)                 Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.4, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(d)                Status of Lender. (i) Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements and to satisfy any such requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.4(d)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii)                Without limiting the generality of the foregoing,

(1)                if Lender is a U.S. Person, it shall deliver to Borrower on or prior to the date on which Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax;

(2)                if Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

i)              in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii)	executed originals of IRS Form W-8ECI;

iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

iv)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W- 8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

(3)                if Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(4)                if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(e)                 Treatment of Certain Refunds. If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.4 (including by the payment of additional amounts pursuant to this Section 2.4), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will Lender be required to pay any amount to Borrower pursuant to this paragraph (e) the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to Borrower or any other Person.

(f)                  Survival. Each party’s obligations under this Section 2.4 shall survive any assignment of rights by, or the replacement of, Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.5                Subordination Agreement. The Subordination Agreement, provides, among other things, that certain payments from Borrower to Lender otherwise due and payable hereunder may not be paid, and in the event of any conflict between the terms of this Agreement and the terms of the Subordination Agreement, the terms of the Subordination Agreement shall govern. As between Borrower and Lender, nothing contained in the Subordination Agreement shall impair the unconditional and absolute obligation of Borrower to Lender to pay all of the Obligations as such Obligations shall become due and payable in accordance with the Loan Documents; provided that if any cash payment of interest hereunder is prohibited by the terms of the Subordination Agreement, Borrower shall not be required to make such payment in cash and the amount of such payment (the “PIK Amount”) shall instead be capitalized and added to the principal amount of the Term Loan (and any such PIK Amount shall bear interest in accordance with the terms of this Agreement) and the capitalization of such PIK Amount shall satisfy Borrower’s obligation hereunder with respect to such payment. If any such PIK Amount shall be so capitalized and added to the principal amount of the Term Loan as a result of a cash payment of interest having been prohibited by the terms of the Subordination Agreement, Borrower shall promptly notify Lender of such event; provided that any failure of Borrower to so notify Lender shall not affect the operation of this Section 2.5 or the capitalization of such PIK Amount. As soon as Borrower is no longer prohibited under the terms of the Subordination Agreement from making any payments due hereunder in cash, Borrower shall so notify Lender and subsequent cash payments shall resume when due.

2.6                Subordinated Indebtedness. The Obligations shall be subordinate and junior in right of payment only to (1) Borrower’s Indebtedness under the Loan and Security Agreement in accordance with the terms of the Subordination Agreement, (2) any additional Indebtedness for borrowed money approved by ADMA’s Board of Directors and incurred by ADMA or Borrower following the Effective Date which is secured solely by a mortgage on the BTBU Owned Real Property, and (3) any Refinancing of the Indebtedness under the Loan and Security Agreement as expressly provided for under the Subordination Agreement. Except as otherwise provided in the preceding sentence, the Obligations shall rank pari passu with all additional Indebtedness for borrowed money approved by ADMA’s Board of Directors and incurred by ADMA or Borrower following the Effective Date; provided that, if such pari passu Indebtedness shall be secured by any assets other than the BTBU Owned Real Property, then the Obligations shall also be secured by such assets on a pari passu basis.

2.7                Unsecured Obligations. In accordance with and to the extent required under the Subordination Agreement as in effect from time to time, the Obligations are, and shall remain, unsecured. The preceding sentence shall not affect Borrower’s obligations or Lender’s rights under Section 2.6.

3.	CONDITIONS OF LOANS

3.1                Conditions Precedent to Term Loan. Lender’s obligation to make the Term Loan is subject to the condition precedent that Lender shall have received, in form and substance reasonably satisfactory to Lender:

(a)           copies of the Amendment Agreement, the Subordination Agreement and this Agreement, each duly executed by Borrower and ADMA;

(b)           a copy of each of ADMA’s and Borrower’s corporate resolutions approving entry into this Agreement;

(c)	a customary officer’s certificate of each of Borrower and ADMA; and

(d)           the conditions to closing as set out in Section 7.1, 7.2 and 7.3 of the Master Purchase Agreement shall have been satisfied or waived in accordance with the terms of the Master Purchase Agreement and the transactions contemplated by the Master Purchase Agreement close simultaneously with the making of the Term Loan.

4.	REPRESENTATIONS AND WARRANTIES

Each of Borrower and ADMA, as applicable, represents and warrants to Lender on the date of this Agreement as follows:

4.1                Due Organization, Authorization: Power and Authority.

(a)                  Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower has all limited liability company power and authority to own, lease and operate its properties and to carry on its business as such business is presently conducted. Borrower is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

(b)                ADMA is duly organized, validly existing and in good standing under the laws of the State of Delaware. ADMA has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as such business is presently conducted. ADMA is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

(c)                 The execution, delivery and performance by each of the Borrower and AMDA of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of such Party’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 5.1(b), or (v) constitute an event of default under any material agreement by which such Party or any of such Subsidiaries or their respective properties is bound, in each case under clauses (i) to (v) if such a case could reasonably be expected to have a Material Adverse Change. Neither Borrower nor ADMA nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

4.2	Solvency. The Borrower is Solvent and the Group, taken as a whole, is Solvent.

4.3           Regulatory Compliance. Neither Borrower nor ADMA is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). ADMA and each of its Subsidiaries has complied in all respects with the U.S. federal Fair Labor Standards Act, except as would not reasonably be expected to have a Material Adverse Change. Neither ADMA nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. ADMA and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, where failure to do so could reasonably be expected to have a Material Adverse Change.

4.4           Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to ADMA’s or Borrower’s knowledge or awareness, to the “best of” ADMA’s or Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

4.5           Use of Proceeds. Borrower shall use the proceeds of the Term Loan for working capital and other general corporate purposes of Borrower and its Subsidiaries; provided that, the proceeds of the Term Loan shall not be used to pay down the loans outstanding under the Loan and Security Agreement or any other Indebtedness for borrowed money of ADMA or its Subsidiaries or to make Acquisitions.

5.	AFFIRMATIVE COVENANTS

ADMA and Borrower shall, and Borrower shall cause each of its Subsidiaries to, do all of the following:

5.1           Government Compliance.

(a)                 Maintain its and all of Borrower’s Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)           Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by ADMA, Borrower and Borrower’s Subsidiaries relating to the Biotest Therapy BU and obligations under the Loan Documents. ADMA and Borrower shall promptly provide copies to Lender of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries relating to the Biotest Therapy BU.

5.2           Financial Statements, Reports, Certificates. Unless otherwise provided to Lender in its capacity as a stockholder or director of ADMA and in each case only to the extent required to be delivered by ADMA to the lenders under the Loan and Security Agreement and in the form delivered to the lenders under the Loan and Security Agreement:

(a)           Deliver to Lender:

(i)                  as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of ADMA and its Subsidiaries for such quarter (which may be on Form 10-Q and each year end on Form 10-K, if ADMA is then subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended) certified by a Responsible Officer;

(ii)                as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year or within five (5) days of filing with the SEC, audited consolidated financial statements prepared under GAAP, consistently applied from an independent certified public accounting firm accompanied by any management report and opinion from such Auditor;

(iii)

(1)                sixty (60) days after Borrower’s fiscal year end, ADMA’s annual financial projections for the entire current fiscal year, which annual financial projections may not have been approved by ADMA's Board of Directors at the time of their transmittal to Lender; and

(2)                  to the extent not provided under subsection (1) above, as soon as available after approval thereof by ADMA’s Board of Directors, but no later than the earlier of (A) ten (10) days after the filing of ADMA's Form 10-K with the Securities and Exchange Commission or (B) ninety (90) days after Borrower’s fiscal year end, ADMA’s annual financial projections for the entire current fiscal year as approved by ADMA’s Board of Directors (such annual financial projections as originally delivered to Lender are referred to herein as the “Annual Projections”; provided that, any revisions of the Annual Projections approved by ADMA’s Board of Directors shall be delivered to Lender no later than ten (10) days after such approval);

(iv)          in the event that ADMA becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(v)           prompt notice of any material amendments of or other material changes to the capitalization table of Borrower and of any amendments or changes to the Operating Documents of Borrower or any of its Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto; and

(vi)	other information as reasonably requested by Lender.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower or ADMA posts such documents, or provides a link thereto, on Borrower’s or ADMA’s website on the internet at Borrower’s or ADMA’s website address.

(b)                Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. When an Event of Default has occurred and is continuing, Borrower shall and shall cause each of its Subsidiaries to, allow Lender, at the sole cost of Borrower, during regular business hours to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records.

5.3                Insurance. Keep Borrower’s and its Subsidiaries’ business insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries industry and location in a manner consistent with the past practice of the Group.

5.4                Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make reasonably available to Lender during regular business hours and upon reasonable prior notice, ADMA, Borrower and each of ADMA’s and Borrower’s officers, employees and agents and ADMA’s and Borrower’s Books to the extent that Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender relating to ADMA or Borrower in connection with the Loan Documents.

5.5                Notices of Litigation and Default. Borrower will give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which ADMA or its Subsidiaries is required to deliver to the lenders under the Loan and Security Agreement. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Lender of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

5.6                Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to effect the purposes of this Agreement, including executing any and all financing statements, agreements and instruments, and taking all such further actions (including filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which Lender may reasonably request, to effectuate the granting of a security interest in any collateral and executing any amendments to this Agreement to provide customary provisions relating to the grant of such collateral in each case to the extent required by Section 2.6 or which may be required under applicable law.

6.	NEGATIVE COVENANTS

ADMA shall not, and shall not permit any of its Subsidiaries (including Borrower) to, do any of the following without the prior written consent of Lender:

6.1                Indebtedness. Create, incur or assume any Indebtedness that would violate Section 2.6.

6.2                Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for transactions that are (i) with any member of the Group or (ii) in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person.

6.3                Subordinated Debt. Make any optional or voluntary prepayment of any Subordinated Indebtedness except in accordance with the subordination agreement, intercreditor or other similar agreement to which such Subordinated Indebtedness is subject, unless the Obligations are also prepaid on a pro rata basis.

6.4                Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Term Loan for that purpose. Except as would not reasonably be expected to have a Material Adverse Change, (i) fail to meet the minimum funding requirements of ERISA, (ii) permit a “reportable event” (other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived) or non-exempt “prohibited transaction”, each as defined in ERISA, to occur, (iii)  fail to comply with the U.S. federal Fair Labor Standards Act or violate any other law or regulation, or permit any of its Subsidiaries to do so, (iv) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing or deferred compensation plan, in each case which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1                Payment Default. Borrower fails to (a) make any payment of principal or interest due hereunder on its due date (including a mandatory prepayment of the Obligations pursuant to Section 2.2(c)), or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 8.1 hereof).

7.2                Covenant Default. ADMA, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by ADMA or Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then ADMA and Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. Grace Periods provided under this Section shall not apply to any covenant in Section 6 except for Section 6.3.

7.3                Attachment; Levy; Restraint on Business. (a) any material portion of ADMA’s, Borrower’s or any of their respective Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (b) any court order enjoins, restrains, or prevents ADMA, Borrower or any of their respective Subsidiaries from conducting any part of its business.

7.4                Insolvency. (a) ADMA, Borrower or any of their respective Subsidiaries begins an Insolvency Proceeding; or (b) an Insolvency Proceeding is begun against ADMA, Borrower or any of Borrower’s Subsidiaries and not dismissed or stayed within forty-five (45) days.

7.5                Other Agreements. There is a default in any agreement to which ADMA, Borrower or any of their respective Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Seven Hundred and Fifty Thousand Dollars ($750,000); provided that if any default or event of default shall occur under the Loan and Security Agreement or any agreement which Refinances the Loan and Security Agreement (a “Refinancing Agreement”), it shall not constitute an Event of Default unless and until the Indebtedness under the Loan and Security Agreement or the Refinancing Agreement shall have been accelerated.

7.6                Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against ADMA, Borrower or any of Borrower’s Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof.

7.7                Misrepresentations. ADMA, Borrower or any of Borrower’s Subsidiaries or any Person acting for ADMA, Borrower or any of Borrower’s Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

8.	RIGHTS AND REMEDIES

8.1                Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower or (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.4 occurs, all Obligations shall be immediately due and payable without any action by Lender).

8.2                Application of Payments. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each of ADMA and Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of ADMA or Borrower or any of their respective Subsidiaries of all or any part of the Obligations, and, as between ADMA and Borrower on the one hand and Lender on the other, Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Lender may deem advisable notwithstanding any previous application by Lender.

8.3                No Waiver; Remedies Cumulative. Failure by Lender, at any time or times, to require strict performance by ADMA or Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lender and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Lender under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under any applicable law, by law, or in equity. The exercise by Lender of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.4                Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of guarantees held by Lender on which Borrower or any Subsidiary is liable.

9.	GUARANTEE

To induce Lender to enter into this Agreement, ADMA (as primary obligor and not as surety only) irrevocably, absolutely and unconditionally:

(a)                 guarantees to Lender, on the terms and subject to the conditions of this Section 9 (this “Guarantee”), the prompt performance of, compliance with and satisfaction of all Guaranteed Obligations of Borrower hereunder when due strictly in accordance with the terms and conditions hereof.

(b)                waives any requirement that Lender exhaust any right, remedy or take any action against Borrower before proceeding hereunder, provided that Lender shall proceed simultaneously against both ADMA and Borrower hereunder unless such Party is not legally permitted to do so as a result of Equitable Exceptions (as defined in the Master Purchase Agreement), in which case Lender shall be permitted to proceed solely against ADMA hereunder subject to the terms and conditions set forth herein.

(c)                 waives, to the fullest extent permitted by law, all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments and any circumstance which might otherwise constitute a defense available to, or a discharge of, ADMA as a guarantor, including acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand, promptness, diligence, protest, notice of non-performance, default, dishonor, notice of the Guaranteed Obligations incurred and any and all other notices not provided for herein (other than any and all notices to ADMA and Borrower required to be provided or otherwise delivered pursuant to this Agreement), and all suretyship defenses generally (other than payment of the Guaranteed Obligations in full and fraud or willful misconduct by Lender). Notwithstanding the foregoing, ADMA hereby reserves the right to raise and assert any defenses, claims, counterclaims, set-offs, cross claims, recoupments or limitations (including limitations on and exclusions of certain damages) that could be raised or asserted by Borrower, pursuant to this Agreement or applicable Law with respect to any obligation owed or claimed to be owed by Borrower to Lender under this Agreement, in each case other than defenses arising from Equitable Exceptions with respect to Borrower, and the obligations and liabilities of ADMA shall be limited thereby.

(d)                waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations (other than notices to ADMA and Borrower required to be provided or otherwise delivered pursuant to this Agreement) and notice of or proof of reliance by Lender upon this Guarantee or acceptance of this Guarantee. ADMA acknowledges that Lender entered into this Agreement in reliance upon this Guarantee.

(e)                 ADMA agrees to pay the reasonable costs and expenses of Lender in connection with the enforcement of this Guarantee only to the extent that Lender prevails in such enforcement. If Lender elects to enforce this Guarantee against ADMA and Borrower, then Lender shall pay the reasonable costs and expenses of ADMA in the event that Lender fails to prevail in such enforcement action; provided, that it is hereby acknowledged and agreed that if Lender pursues an action against ADMA and Borrower and Borrower satisfies its obligations hereunder such that AMDA does not have any direct liability, then Lender will have no liability or obligation to pay the reasonable costs and expenses of ADMA and Borrower in connection with such action.

(f)                  ADMA’s undertakings under this Agreement shall remain in full force and effect until final performance in full of the Guaranteed Obligations under this Agreement notwithstanding any intermediate payment or performance or the invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations.

(g)                The obligations of ADMA hereunder will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement approved in writing by ADMA, in each case except to the extent expressly set forth therein, (ii) any change in the structure of Borrower; (iii) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to Borrower; or (iv) any other occurrence whatsoever, except performance in full of all obligations of Borrower in accordance with the terms and conditions of this Agreement or payment in full of the Guaranteed Obligations. In the event that any payment to Lender in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Borrower for any reason whatsoever other than the fact that Lender was not in fact entitled to the payment pursuant to the terms and conditions herein, to the extent such amount is actually returned to Borrower, ADMA shall remain fully liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made.

(h)                In addition to all such rights of indemnity and subrogation as ADMA may have under applicable law, the Borrower agrees that in the event a payment shall be made by ADMA under this Agreement, the Borrower shall indemnify ADMA for the full amount of such payment and ADMA shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment; provided, however, that such indemnification and subrogation rights shall not be exercised until the Obligations have been paid in full to Lender.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower or ADMA:	ADMA BIOLOGICS, INC. 465 Route 17 South, Ramsey, NJ 07446 Attn: Adam Grossman, President and Chief Executive Officer Fax: (201) 478-5553 Email: agrossman@admabio.com

with a copy (which shall not constitute notice) to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Ariel J. Deckelbaum, Esq. Facsimile: 212.757.3990 Email: ajdeckelbaum@paulweiss.com:

If to Lender:

BIOTEST PHARMACEUTICALS CORPORATION

c/o Biotest AG

Landsteinerstr. 5

63303 Dreieich

Germany

Attention: Dr. Michael Ramroth and Dr. Martin Reinecke

Facsimile:

Email: michael.ramroth@biotest.com martin.reinecke@biotest..com

with a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP 3333 Piedmont Road NE Suite 2500 Atlanta, GA 30305 Attn: Wayne H. Elowe, Esq. Fax: (678) 553-2453 Email: elowew@gtlaw.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1             Governing Law; Consent to Jurisdiction. New York law governs this Agreement without regard to principles of conflicts of law. ADMA, Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York, Borough of Manhattan. ADMA and Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of ADMA and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each of ADMA and Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to ADMA or Borrower at the address set forth in, or subsequently provided by ADMA or Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of ADMA’s or Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, first class, registered or certified mail return receipt requested, proper postage prepaid.

11.2             Waiver of Jury Trial. EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY ACTION THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

12.	GENERAL PROVISIONS

12.1             Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Party may transfer, pledge or assign this Agreement or any rights or obligations under it without (i) in the case of ADMA and Borrower, the prior written consent of Lender and (ii) in the case of Lender, the prior written consent of ADMA and Borrower (which in each of (i) and (ii) such consent may be granted or withheld in such Party’s discretion). Notwithstanding the preceding sentence, (a) Lender may transfer or assign this Agreement and its rights and obligations hereunder without ADMA’s or Borrower’s consent in connection with the sale, directly or indirectly, of all or substantially all of the assets or equity interests, of Lender or any of its Affiliates (whether by sale, merger, consolidation or otherwise) to the acquirer of such assets or equity interests, (b) if Borrower conveys, sells, transfers or otherwise disposes of all of substantially all of the assets of the Biotest Therapy BU to an entity that is a member of the Group or if ADMA or one of its subsidiaries conveys, sells, transfers or otherwise disposes of all of the equity interests in Borrower to any entity that is a member of the Group, then Borrower shall simultaneously transfer and assign the Obligations, this Agreement and any Loan Documents to such entity; provided that in such event ADMA shall remain bound by this Agreement, including the Guarantee set forth in Section 9 and (c) a pledge, sale, transfer, or other disposal of equity interests in ADMA without the prior written consent of Lender shall not be prohibited by this Section 12.1 unless such pledge, sale, transfer or other disposal constitutes an ADMA Change of Control Event.

12.2             Indemnification. Borrower agrees to indemnify, defend and hold Lender and its respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against all losses, expenses, damages or other liabilities incurred, or paid by an Indemnified Person in connection with or arising from the transactions contemplated by this Agreement or the other Loan Documents (including reasonable attorneys’ fees and expenses), except for losses, expenses, damages or other liabilities directly caused by such Indemnified Person’s gross negligence, willful misconduct or breach of any Loan Document. All amounts due to Lender under this Section 12.2 shall constitute Obligations subject to the Guarantee by ADMA set forth in Section 9.

12.3             Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4             Register. Lender, acting solely for this purpose as an agent of Borrower, shall maintain at its offices a register for the recordation of the name and address of Lender and the principal amounts (and stated interest) of the Term Loan owing to Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.

12.5             Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6         Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents (other than the Subordination Agreement) consistent with the agreement of the parties.

12.7	Amendments in Writing; Integration.

(a)                 No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by ADMA or Borrower or any of their respective Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by ADMA, Borrower and Lender.

(b)                Lender may, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c)                 This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8             Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9             Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligations of Borrower in Section 12.2 to indemnify Lender as well as the confidentiality provisions in Section 12.10 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10         Confidentiality. In handling any confidential information of ADMA and Borrower, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to prospective transferees or purchasers of any interest in the Obligations permitted hereunder (provided, however, Lender shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (b) as required by law, regulation, subpoena, or other order; (c) to regulators or as otherwise required in connection with an examination or audit; (d) as Lender reasonably considers appropriate in exercising remedies under the Loan Documents; and (e) to third party service providers of the Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender; or (ii) is disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information. Lenders may (i) use confidential information for any of their internal record keeping, due diligence, risk analysis, market analysis, maintenance and development of client databases, statistical and reporting purposes; (ii)   use Borrower's name and the principal terms of the Loans for customary client reference purposes; (iii) use confidential information for regulatory reporting purposes to the extent required by or advisable under applicable law; and (iv) any related purpose so long as Lender does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.10 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.10.

12.11         Cooperation of Borrower. Each of ADMA and Borrower agrees (i) to execute any documents (including promissory notes) reasonably required to effectuate and acknowledge an assignment of the Term Loan and this Agreement to an assignee in accordance with Section 12.1, (ii) to make ADMA’s or Borrower’s management available to meet with Lender and prospective permitted assignees of the Term Loan and this Agreement (which meetings shall be arranged at mutually convenient times for ADMA, Borrower and Lender), and (iii)  to assist Lender in the preparation of information relating to the financial affairs of ADMA and Borrower as any prospective permitted assignee of the Term Loan and this Agreement reasonably may request. Subject to the provisions of Section 12.10, ADMA and Borrower authorizes Lender to disclose to any prospective assignee of the Term Loan and this Agreement, any and all information in such Lender’s possession concerning ADMA, Borrower and its financial affairs which has been delivered to such Lender by or on behalf of ADMA or Borrower pursuant to this Agreement.

12.12         Borrower Liability. The Borrower waives (a) any suretyship defenses available to it under any applicable law, and (b) any right to require Lender to: (i) proceed against any other person; or (ii) pursue any other remedy. Lender may exercise or not exercise any right or remedy it has against ADMA or Borrower without affecting Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, Borrower indefinitely waives enforcement of all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to Borrower in contravention of this Section, Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

13.	DEFINITIONS

13.1	Definitions. As used in this Agreement, the following terms have the following meanings:

“Acquisition” means (a) any acquisition by ADMA, Borrower or any of their respective Subsidiaries of an interest in any other Person that (i) shall then become consolidated with ADMA, Borrower or any of their respective Subsidiaries in accordance with GAAP (including, by way of merger into ADMA, Borrower or any of their respective Subsidiaries or otherwise) or (ii) constitutes a 50% or greater equity or economic interest in any Person, or (b) any acquisition by ADMA, Borrower or any of their respective Subsidiaries of all or any substantial part of the assets of any other Person or of a division or line of business of any other Person, in each case, whether by purchase, lease, exchange, issuance of equity or debt securities, merger, reorganization or any other method.

“ADMA” is defined in the preamble hereof.

“ADMA Change of Control Event” is defined in Section 2.2(c)(ii).

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amendment Agreement” is the Second Amendment to the Loan and Security Agreement dated as of the date hereof, by and among Oxford Finance LLC, as collateral agent, certain lenders party thereto from time to time and ADMA.

“Biotest Therapy BU” is defined in the Master Purchase Agreement.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are ADMA’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding ADMA’s or its Subsidiaries’ assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“BTBU Owned Real Property” is defined in the Master Purchase Agreement.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law to be closed.

“Code” is the U.S. Internal Revenue Code of 1986, as amended.

“Communication” is defined in Section 10.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Default Rate” is defined in Section 2.3(b).

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 7.

“Excluded Taxes” are any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Term Loan pursuant to a law in effect on the date on which Lender acquires such interest in the Term Loan except in each case to the extent that, pursuant to Section 2.4, amounts with respect to such Taxes were payable either to Lender's assignor immediately before Lender became a party hereto, (c) Taxes attributable to Lender’s failure to comply with Section 2.4(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” is Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Foreign Lender” is a Lender or participant that is not a U.S. Person.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guaranteed Obligations” means any Obligations, provided that the liability of ADMA hereunder is limited to an amount equal to (x) the amount that would render this guaranty void, voidable or unenforceable against ADMA’s creditors or creditors’ representatives under any applicable fraudulent conveyance, fraudulent transfer or similar act or under Section 544 or 548 of the Bankruptcy Code of 1978, as amended, minus (y) $1.00 (one U.S. dollar).

“Group” is ADMA and its Subsidiaries from time to time.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“IRS” is the United States Internal Revenue Service.

“Lender” is Biotest Pharmaceuticals Corporation.

“Loan and Security Agreement” is that certain Loan and Security Agreement dated as of June 19, 2015, by and among Oxford Finance LLC, as collateral agent, certain lenders party thereto from time to time, Borrower and the other parties thereto (as the same may from time to time be amended, modified, supplemented or restated or as the same may be replaced from time to time in connection with a Refinancing).

“Loan Documents” are, collectively, this Agreement, the Subordination Agreement, any other subordination agreements, any notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, or any other Person for the benefit of Lender in connection with this Agreement; all as amended, restated, or otherwise modified.

“Master Purchase Agreement” is that certain Master Purchase and Sale Agreement dated as of January 21, 2017 among Lender, Borrower, ADMA, Biotest AG and Biotest US Corporation.

“Material Adverse Change” is (a) a material adverse change in the business, operations or financial condition of ADMA and its Subsidiaries taken as a whole; or (b) a material impairment of the prospect of repayment of any portion of the Obligations when due.

“Maturity Date” is the earlier to occur of (a) a Liquidation Event (as defined in Stockholders Agreement) and (b) June 6, 2022.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest and other amounts Borrower owes Lender now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to Lender and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b)  if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c)  if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” are, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or any Loan Document).

“Other Taxes” are all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by Lender of its interest in the Term Loan.

“Party” means Borrower, ADMA or Lender.

“Payment Date” is the first (1st) calendar day following each six calendar month period (i) commencing on and including the Effective Date and (ii) commencing on and including each Payment Date thereafter.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Refinancing” shall mean any issuance of Indebtedness which is in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Indebtedness being Refinanced (or previous Refinancings thereof).

“Register” is defined in Section 12.4.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, including contingent liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature. In computing the amount of contingent liabilities at any time, such liabilities shall be computed in an amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stockholders Agreement” is that certain Stockholders Agreement dated as of the date hereof, by and among ADMA, Lender and the other parties thereto (as the same may from time to time be amended, modified, supplemented or restated).

“Subordination Agreement” is that certain Subordination Agreement, dated as of even date herewith, by and among Lender and Oxford Finance LLC, a Delaware limited liability company, in its capacity as collateral agent for the lenders under the Loan and Security Agreement (as such Subordination Agreement may from time to time be amended, modified, supplemented or restated and as the same may be replaced from time to time in connection with a Refinancing in accordance with Section 11 of the Subordination Agreement).

“Subordinated Indebtedness” means any Indebtedness for borrowed money incurred by ADMA or its Subsidiaries that is contractually subordinated in right of payment to the Obligations.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Term Loan” is defined in Section 2.2(a) hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as ofthe Effective Date.

BORROWER:

ADMA BIOMANUF ACURING, LLC

By:	/s/ Adam Grossman
Name:	Adam Grossman
Title:	Chief Executive Officer

ADMA:

ADMA BIOLOGICS, IN

By:	/s/ Adam Grossman
Name:	Adam Grossman
Title:	Chief Executive Officer

LENDER:

BIOTEST PHARMACEUTICALS CORPORATION

By:	/s/ Ileana Carlisle
Name:	Ileana Carlisle
Title:	Chief Executive Officer

Exhibit A-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Subordinated Loan Agreement, dated as of June 6, 2017 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among BIOTEST PHARMACEUTICALS CORPORATION, a Delaware corporation, as lender (in such capacity, “Lender”), ADMA BIOMANUFACTURING, LLC, a Delaware limited liability company (the “Borrower”) and ADMA BIOLOGICS, INC., a Delaware corporation (“ADMA”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

Pursuant to the provisions of Section 2.4 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any promissory note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower in writing and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                                                   , 20[ ]

[U.S. Tax Compliance Certificate]

Exhibit A-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Subordinated Loan Agreement, dated as of June 6, 2017 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among BIOTEST PHARMACEUTICALS CORPORATION, a Delaware corporation, as lender (in such capacity, “Lender”), ADMA BIOMANUFACTURING, LLC, a Delaware limited liability company (the “Borrower”) and ADMA BIOLOGICS, INC., a Delaware corporation (“ADMA”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

Pursuant to the provisions of Section 2.4 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                                                   , 20[ ]

[U.S. Tax Compliance Certificate]

Exhibit A-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Subordinated Loan Agreement, dated as of June 6, 2017 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among BIOTEST PHARMACEUTICALS CORPORATION, a Delaware corporation, as lender (in such capacity, “Lender”), ADMA BIOMANUFACTURING, LLC, a Delaware limited liability company (the “Borrower”) and ADMA BIOLOGICS, INC., a Delaware corporation (“ADMA”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

Pursuant to the provisions of Section 2.4 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W- 8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                                                   , 20[ ]

[U.S. Tax Compliance Certificate]

Exhibit A-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Subordinated Loan Agreement, dated as of June 6, 2017 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among BIOTEST PHARMACEUTICALS CORPORATION, a Delaware corporation, as lender (in such capacity, “Lender”), ADMA BIOMANUFACTURING, LLC, a Delaware limited liability company (the “Borrower”) and ADMA BIOLOGICS, INC., a Delaware corporation (“ADMA”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

Pursuant to the provisions of Section 2.4 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any promissory note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any promissory note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to the Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower in writing and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                                                   , 20[ ]

[U.S. Tax Compliance Certificate]